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Contact:	Mark A. Kopser Senior Vice President and Chief Financial Officer or Richard J. Sirchio Treasurer and Vice President/Investor Relations (972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL
SEES BETTER-THAN-EXPECTED EARNINGS FOR SECOND QUARTER

DALLAS, Texas (July 10, 2002)—United Surgical Partners International, Inc. (Nasdaq/NM: USPI) today announced that it expects to report earnings for the second quarter ended June 30, 2002, in the range of $0.21 to $0.23 per diluted share. These projected earnings exceed the consensus analyst estimate of $0.16 for the period and compare with earnings per share of $0.06 per diluted share in the prior year second quarter. The Company also announced that earnings before interest, taxes, depreciation and amortization should be approximately $20 million versus $13.7 million for the same period last year.

        Commenting on the announcement, Donald E. Steen, United Surgical Partners International's chairman and chief executive officer, said the outlook for better-than-expected results in the second quarter primarily reflects continued better-than-expected same-facility net revenue growth both domestically and internationally.

        United Surgical Partners International expects to report full results for the second quarter on July 30, 2002, at which time the Company will also discuss full-year guidance

        United Surgical Partners International, headquartered in Dallas, Texas, owns and operates 58 surgical facilities in the United States, Spain and the United Kingdom. Of these facilities, the Company operates 23 domestic facilities through strategic relationships with 11 major not-for-profit healthcare system partners.

        The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement to healthcare providers and insurers that may reduce payments; (ii) its ability to attract and retain qualified management and personnel, including physicians; (iii) the geographic concentration of the Company's operations; (iv) risks associated with the Company's acquisition and disposition strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. Therefore, the Company's actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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UNITED SURGICAL PARTNERS INTERNATIONAL SEES BETTER-THAN-EXPECTED EARNINGS FOR SECOND QUARTER